News Release

Contact: John A. Hauser

(920)-743-5551

Source: Baylake Corp.

Baylake Corp. Reports Financial Results for the Twelve and Three Months ended December 31, 2006

Sturgeon Bay, Wisconsin - January 31, 2007

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported fourth quarter net income of $1.8 million or $0.23 basic earnings per share, as compared to $3.1 million or $0.39 basic earnings per share in the fourth quarter of 2005. Impacting the fourth quarter of 2005 results were two property sales that provided gains totaling $2.7 million. The Company reported net income of $7.4 million or $0.95 basic earnings per share for the year ended December 31, 2006, as compared to $8.9 million or $1.15 per share for the year ended December 31, 2005.

Diluted earnings per share decreased to $0.23 for the quarter ended December 31, 2006, compared to $0.39 for the quarter ended December 31, 2005. Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended December 31, 2006 to 0.65% and 8.92%, respectively, from 1.24% and 17.56%, respectively, for the same period a year ago. Diluted earnings per share equaled $0.94 for the year of 2006 compared to $1.14 a year earlier. ROA and ROE decreased for the year ended December 31, 2006, to 0.67% and 9.33%, respectively, from 0.82% and 11.51%, respectively, for the same period a year earlier.

Baylake's net interest margin for the fourth quarter of 2006 was 3.39% compared to 3.61% for the third quarter of 2006 and 3.51% for the fourth quarter of 2005.

Baylake Corp. recorded provisions for loan losses totaling $271,000 during the quarter ended December 31, 2006 compared to $1.5 million for the same period in 2005. For the year, Baylake Corp. recorded provisions for loan losses totaling $903,000, compared to $3.2 million for the same period in 2005. The provision for loan losses is determined based on a quarterly process of evaluating the allowance for loan loss that takes into account various factors including specific credit allocations for individual loans, historical loss experience for category of loans, consideration of concentrations and changes in portfolio volume, and other qualitative factors.

Total assets for Baylake Corp. were unchanged for the year ended December 31, 2006. Assets were $1.1 billion at both December 31, 2006 and December 31, 2005. Total loans increased 0.96% during the twelve months of 2006 to $820.5 million at December 31, 2006, while deposits increased 2.6% to $878.9 million during the period. Growth in shareholders' equity increased 4.5% during fiscal 2006 with balances totaling $82.1 million and $78.5 million at December 31, 2006 and December 31, 2005, respectively. The increase in shareholders' equity was primarily the result of a reduction in accumulated other comprehensive loss (related to unrealized losses on securities), partially offset by net income less the payment of cash dividends for the period.

Non-performing loans totaled $27.2 million and $6.9 million at December 31, 2006 and December 31, 2005, respectively. The increase in non-performing loans during the year ended December 31, 2006 was due to an increase in non-accrual loans during the period, primarily during the first quarter. For the quarter ended December 31, 2006, non-accrual loans increased $4.9 million. The ratio of allowance for loan loss to non-performing loans was 30.0% and 137.6% at December 31, 2006 and December 31, 2005, respectively.

"Our earnings were adversely impacted by several nonrecurring charges taken in the 4th quarter including severance costs related to the termination of certain executives resulting from a recently implemented management restructuring, as well as the continued unacceptably high level of problem loans in the portfolio", said Thomas L. Herlache, Chairman and CEO. "Additionally, we have implemented changes to our regional and overall bank credit approval structure which we believe will strengthen and improve our credit underwriting process. As part of the changes made we are pleased to announce that David Miller has recently been promoted to the newly created position of Chief Credit Officer for Baylake Bank", said Herlache.

Due to aggressive collection efforts and continued emphasis on asset quality improvement, Baylake Corp. believes the balance of the allowance for loan loss is presently sufficient to absorb probable incurred credit losses at December 31, 2006. However, future adjustments to the allowance for loan losses may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

Capital resources for the year ended December 31, 2006 increased by $3.6 million, as a result of factors previously stated. Baylake Corp. anticipates that it has resources available to meet its commitments. At December 31, 2006, Baylake Corp. had $75.6 million of established lines of credit with nonaffiliated banks, of which $72.2 million was available.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2006 and Form 10-K for the year ended December 31, 2005, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at December 31, 2006 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

	At December 31, 2006	At December 31, 2005
		(dollars in thousands)

Selected Financial Condition Data (at end of period):
Total assets	$ 1,111,684	$ 1,089,408
Investment securities (1)	188,315	171,638
Federal funds sold	-	199
Total loans	820,457	812,670
Total deposits	878,911	856,711
Borrowings (2)	119,659	126,500
Subordinated debentures	16,100	16,100
Total shareholders' equity	82,193	78,544
Non-performing loans, net of discount (3) ...........................	27,232	6,942
Non-performing assets, net of discount (3)	32,992	10,275

_
	As of and for the		As of and for the
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(dollars in thousands, except per share data)

Selected Income Data:
Total interest income	$ 17,752	$ 16,663	$ 70,014	$ 61,538
Total interest expense	9,487	8,081	36,378	26,660
Net interest income	8,265	8,582	33,636	34,878
Provision for loan losses	271	1,549	903	3,217
Net interest income after provision for loan losses	7,994	7,033	32,733	31,661
Total non-interest income	2,541	4,967	9,737	11,597
Total non-interest expense	8,186	7,440	32,329	30,519
Income before income tax	2,349	4,560	10,141	12,739
Income tax provision	550	1,506	2,765	3,836
Net income	$ 1,799	$ 3,054	$ 7,376	$ 8,903

Per Share Data:(4)
Net income per share (basic)	$ 0.23	$ 0.39	$ 0.95	$ 1.15
Net income per share (diluted)	0.23	0.39	0.94	1.14
Cash dividends per common share	0.16	0.16	0.64	0.61
Book value per share	10.50	10.09	10.50	10.09

Performance Ratios: (5)
Return on average total assets	0.65%	1.11%	0.67%	0.82%
Return on average total shareholders' equity	8.92	15.78	9.33	11.51
Net interest margin (6)	3.39	3.51	3.44	3.60
Net interest spread (6) Efficiency ratio (9)	2.97 73.58	3.08 51.29	3.05 72.48	3.27 63.88
Non-interest income to average assets	0.92	1.81	0.89	1.07
Non-interest expense to average assets	2.97	2.71	2.94	2.81
Net overhead ratio (7)	2.05	0.90	2.06	1.74
Average loan-to-average deposit ratio	93.03	94.65	94.73	94.16
Average interest-earning assets to average interest-bearing liabilities	111.18	112.47	111.09	112.73

Asset Quality Ratios:(3) (5)
Non-performing loans to total loans	3.32%	0.85%	3.32%	0.85%
Allowance for loan losses to:
Total loans	0.98	1.18	0.98	1.18
Non-performing loans	29.59	137.58	29.59	137.58
Net charge-offs to average loans	0.21	1.24	0.29	0.52
Non-performing assets to total assets	2.97	0.94	2.97	0.94

Capital Ratios:(5) (8)
Shareholders' equity to assets	7.39%	7.21%	7.39%	7.21%
Tier 1 risk-based capital	9.76	9.70	9.76	9.70
Total risk-based capital	10.62	10.73	10.62	10.73
Leverage ratio	8.32	8.27	8.32	8.27

Other Data at End of Period:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	27	28	27
Number of full-time equivalent employees	336	317	336	317

___________________________________________

(1) Includes securities classified as available for sale.

  Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

  Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

  Earnings per share are based on the weighted average number of shares outstanding for the period.

  With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

  Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

  Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

  The capital ratios are presented on a consolidated basis

  Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding investment securities gains, net and excluding net gains on sale of fixed assets.